MG Small Cap Fund 10f3

Transactions Q1 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Silicon Laboratories Inc.	Atmel, Inc.	Microchip Tech, Inc
Underwriters	Morgan Stanley & Co, Lehman Bros, SSB, Dain Rauscher Wessels, DBSI, AG Edwards, First Union, Edward D. Jones, SG Cowen, Tejas Securities Group, Thomas Weisel, US Bancorp Piper Jaffray	Morgan Stanley Dean Witter, CS First Boston, DBAB, Merrill Lynch, Prudential Volpe Technology, etc.	CS First Boston, Merrill Lynch, Prudential Volpe Technology, Robertson Stephens, etc.
Years of continuous operation, including predecessors	>3	>3	>3
Security	SLAB	ATML	MCHP
Is the affiliate a manager or co-manager of offering?	No	No	No
Name of underwriter or dealer from which purchased	Morgan Stanley Dean Witter	n/a	n/a
Firm commitment underwriting?	Yes	Yes	Yes
Trade date/Date of Offering	3/23/2000	2/3/2000	3/23/2000

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 99,200,000.00	$ 639,000,000	$ 104,755,000
Total	$ 99,200,000.00	$ 639,000,000	$ 104,755,000

Public offering price	31.00	35.50	63.50
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 2.17 (7%)	$ 1.51 (4.25%)	$ 3.175 (5%)

Shares purchased	800	n/a	n/a
$ amount of purchase	$ 24,800.00	n/a	n/a

% of offering purchased by fund	0.025%	n/a	n/a
% of offering purchased by associated funds*	0.053%	n/a	n/a
Total (must be less than 25%)	0.078%	n/a	n/a
* DeAM Small Cap Equity